December 17, 2019

Pacer Funds Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Pacer CSOP FTSE China A50 ETF, a series of the Pacer Funds Trust (the “Trust”), which is included in Post-Effective Amendment No. 55 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-201530), and Amendment No. 57 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23024), on Form N-1A of the Trust.

Sincerely,

/s/ John Grady

John Grady

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JOHN GRADY ● PARTNER
137 Airdale Road ● Bryn Mawr, PA ● p: 484.730.8535
Practus, LLP ● John.Grady@Practus.com ● Practus.com